Exhibit 10.2

AMENDMENT NO. 1 TO OPTION AGREEMENT

This Amendment No. 1 to Option Agreement (“Amendment”) is made and entered into as of August 17, 2012, by and between Cai Yangbo, a citizen of Hong Kong (“Mr. Cai”), and Zhan Youdai, a citizen of the People’s Republic of China (“Mr. Zhan”), with respect to the following facts:

A. Mr. Cai and Mr Zhan are parties to that certain Option Agreement dated August 20, 2010 (the “Option Agreement”) pursuant to which Mr. Cai granted Mr. Zhan an option (the “Option”) to purchase 8,987,027 shares of common stock of SMSA Palestine Acquisition Corp., a Nevada corporation (the “Company”), owned by Mr. Cai.

B. On January 18, 2011, SMSA Palestine Acquisition Corp. filed amended and restated articles of incorporation of the Company with the Nevada Secretary of State to change the name of the Company to Asia Green Agriculture Corporation and to effect a 2.5 for 1 forward split of its outstanding common stock. Upon completion of the stock split, the number of shares of common stock exercisable under the Option became 22,467,568 shares.

C. Since entering into the Option Agreement, no material public market for the Company’s common stock has developed, and the market price of the shares in the Company has traded well below the per share exercise price under the Option Agreement.

D. Mr. Zhan has indicated to Mr. Cai that he is willing to consider exercising the Option, but, in light of market conditions and other factors, not at the current time nor pursuant to the present terms set out in the Option Agreement.

E. Mr. Cai desires to provide an incentive for Mr. Zhan to exercise the Option, and the parties now wish to amend the Option Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises, the promises and mutual covenants herein contained and intending to be legally bound, the parties hereto agree as follows:

AGREEMENT

1. Amendment to the Option Agreement. The Option Agreement is hereby amended as follows:

1.1. Exercise Price. Section 1 of the Option Agreement is hereby amended to provide that the Exercise Price is US$25,478,222, instead of US$84,981,327.

1.2. Term of the Option. Section 2 of the Option Agreement is hereby amended to provide that the Term shall end on August 20, 2013, instead of “the second anniversary of the date hereof”.

Exhibit 10.2

2. Impact on other provisions of the Agreement. All other terms and conditions of the Option Agreement not specifically amended by this Amendment shall remain in full force and effect.

3. Execution. This Amendment may be executed in any number of counterparts and may be delivered by facsimile transmission or electronic mail in portable document format or other means intended to preserve the original graphic content of a signature. Each such counterpart shall be deemed to be an original and, all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first set forth above.

/s/ Cai Yangbo
Cai Yangbo

/s/ Zhan Youdai
Zhan Youdai